Exhibit 10.3

Confidential portions of this document have been omitted

and filed separately with the Commission pursuant to a

request for confidential treatment.

AMENDED AND RESTATED SETTLEMENT AGREEMENT

This Amended and Restated Settlement Agreement (AGREEMENT), dated as of December 16, 1998, amends and restates that certain Settlement Agreement (the ORIGINAL SETTLEMENT AGREEMENT) dated October 31, 1997 by and among: (1) ASM International N.V., (ASMI) a corporation organized and existing under the laws of The Netherlands, ASM America, Inc., (ASMA) a corporation organized and existing under the laws of the State of Delaware, Epsilon Technology, Inc., dba ASM Epitaxy (EPSILON), a corporation subsequently merged into ASMA, and (2) Applied Materials, Inc. (AMAT), a corporation organized and existing under the laws of the State of Delaware.

RECITALS

WHEREAS, APPLIED MATERIALS (as such term is hereafter defined) commenced an action for patent infringement against ASM (as such term is hereafter defined) in the United States District Court, Northern District of California, Civil Action No. C-91-20061-RMW (the “Radiant Patents” case), in which APPLIED MATERIALS asserted that ASM was infringing U.S. Patent No. 3,623,712, U.S. Patent No. 4,047,496, U.S. Patent No. 4,081,313, U.S. Patent No. 4,496,609, U.S. Patent No. 4,428,389, and U.S. Patent No. 3,836,751;

WHEREAS, APPLIED MATERIALS commenced a second action for patent infringement against ASM in the United States District Court, Northern District of California, Civil Action No. C-92-20643-RMW (the “Ribbed Quartz” case), in which APPLIED MATERIALS asserted that ASM was infringing U.S. Patent No. 4,920,918, and U.S. Patent No. 5,194,401;

WHEREAS, after trials and appeals, ASM’s Epsilon One and Paragon One reactors were found to infringe four valid and enforceable APPLIED MATERIALS’ patents in the Radiant Patents and Ribbed Quartz cases;

WHEREAS, APPLIED MATERIALS commenced a third action for patent infringement against ASM in the United States District Court, Northern District of California, Civil Action No. C-97-20045-RMW (the “Epsilon 2000” case), in which APPLIED MATERIALS asserted that ASM’s Epsilon 2000 reactor infringes U.S. Patent No. 4,496,609, and ASM denies this allegation;

WHEREAS, ASMA commenced actions for patent infringement against APPLIED MATERIALS in the United States District Court, Northern District of California, Civil Action Nos. C-93-20853-RMW, C-95-20169-RMW, C-95-20003-RMW, and C-95-20586-RMW, in which ASM America Inc. asserted that APPLIED MATERIALS’ Precision 5000 and Centura HT reactors infringe one or more of U.S. Patent No. 4,874,464, U.S. Patent No. 4,798,165, U.S.

Patent No. 4,996,942, and U.S. Patent No. 5,427,620, and APPLIED MATERIALS denies these allegations; and

WHEREAS, ASMI, ASMA, EPSILON, and AMAT entered into the ORIGINAL SETTLEMENT AGREEMENT providing for (a) the settlement of above-identified litigation and (b) the granting of certain rights and licenses with respect to certain patents; and

WHEREAS, in connection with the ORIGINAL SETTLEMENT AGREEMENT, ASMI executed and delivered that certain Non-Negotiable Convertible Note dated November 2, 1997 in the amount of $80,000,000 (the ORIGINAL NOTE) to AMAT, and the ASMA and EPSILON each provided joint and several guarantees (the ORIGINAL GUARANTEES and, collectively with the ORIGINAL SETTLEMENT AGREEMENT and the ORIGINAL NOTE, the ORIGINAL SETTLEMENT DOCUMENTS) of the ORIGINAL NOTE; and

WHEREAS, on November 2, 1998, the ORIGINAL NOTE matured, with a principal balance of sixty five million United States Dollars ($65,000,000) remaining due thereunder; and

WHEREAS, on or about December 4, 1998, the Borrower entered into that certain Loan Agreement dated as of December 4, 1998 with certain lenders, relating to an NLG 45,000,000 convertible subordinated loan agreement (the NEW FINANCING AGREEMENT), pursuant to which new financing was obtained for the purpose, inter alia, of repaying twenty million United States dollars ($20,000,000) on account of the ORIGINAL NOTE; and

WHEREAS, as a condition of such repayment, the Borrower, ASMA, and the Lender have agreed to restructure their respective rights and duties under the ORIGINAL SETTLEMENT DOCUMENTS. Accordingly, in addition to the negotiation and execution of this AGREEMENT, the Borrower, ASMA, ASM Europe B.V., and the Lender have agreed to enter into that certain Note Agreement dated as of December 16, 1998 (the NOTE AGREEMENT), to accomplish the restructuring.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, ASMI, ASMA, and AMAT agree as follows:

1.	DEFINITIONS.

Unless otherwise defined herein, terms in all capital letters used in this AGREEMENT have the meanings set forth below:

a. AFFILIATE of a party hereto means any company, partnership, joint venture or other entity in which a party, directly or indirectly, owns 50% or more of the capital securities, or other ownership interest, entitled to vote for the election of a Board of Directors or a comparable managing authority; provided that an AFFILIATE shall remain an AFFILIATE for only so long as such ownership remains in effect.

b. AGREEMENT means this Amended and Restated Settlement Agreement.

c. AMAT means Applied Materials, Inc.

d. APPLIED COMPETITOR means any company, partnership, joint venture, or other entity which competes with APPLIED MATERIALS in the manufacture, design, development, service or sale of SEMICONDUCTOR MANUFACTURING EQUIPMENT.

e. APPLIED LICENSED EPITAXY PATENTS means the PATENTS OWNED BY APPLIED MATERIALS which are set forth on Exhibit A hereto and all RELATED PATENTS, provided the claim(s) of said patent(s) have not expired or have not been held invalid or unenforceable by a court of competent jurisdiction or have not been revoked or canceled by a country’s patent tribunal having jurisdiction over such claim(s), after all rights of appeal from said court or tribunal have been exhausted.

f. APPLIED LICENSED TEOS PATENT RIGHTS means (1) only with respect to ASM SEMICONDUCTOR MANUFACTURING EQUIPMENT that is the same as or ESSENTIALLY UNCHANGED from what was commercially available by ASM for plasma TEOS CVD as of July 1, 1997, U.S. Patents Nos. 5,366,585 and 5,000,113, and any foreign counterparts corresponding to the ‘585 patent, and (2) any process claims of any plasma TEOS CVD process PATENTS OWNED BY APPLIED MATERIALS as of October 31, 1997, any process claims of any PATENTS OWNED BY APPLIED MATERIALS issuing from plasma TEOS CVD process applications pending as of October 31, 1997, and any process claims of any RELATED plasma TEOS CVD process PATENTS, but only insofar as any such claims of subsection (2) above are directed to plasma TEOS CVD processing alone, not in combination with any other steps, provided the claims in subsections (1) and (2) above have not expired or have not been held invalid or unenforceable by a court of competent jurisdiction or have not been revoked or canceled by a country’s patent tribunal having jurisdiction over such claim(s), after all rights of appeal from said court or tribunal have been exhausted. By way of example only, certain of the APPLIED LICENSED TEOS PATENT RIGHTS are identified in Exhibit B, which neither expands nor limits such license rights. APPLIED MATERIALS believes that Exhibit B is a list of patents and applications that contains all licensed patent claims, but does not believe all claims contained in such patents and applications are licensed. ASM does not concede that all licensed claims are present on Exhibit B.

g. APPLIED MATERIALS means AMAT and its AFFILIATES as of the EFFECTIVE DATE.

h. APPLIED MATERIALS COVENANT has the meaning set forth in Section 4.

i. APPLIED PATENTS means (1) the PATENTS OWNED BY APPLIED MATERIALS as of October 31, 1997; (2) any PATENTS OWNED BY APPLIED MATERIALS resulting from APPLIED MATERIALS’ applications pending as of October 31, 1997; and (3) all RELATED PATENTS to said PATENTS of this subsection (1) and (2) above.

j. ASM means ASMI and its AFFILIATES as of the EFFECTIVE DATE.

k. ASM LICENSED PATENTS means ASM PATENTS that (1) derive from development projects for products or processes involving TEOS or epitaxy applications, or (2) apply to TEOS or epitaxy processes, or equipment capable of TEOS or epitaxy processing. It is intended that this term include and enlarge that certain definition of ASM LICENSED PATENTS set forth in the ORIGINAL SETTLEMENT AGREEMENT.

l. ASM PATENTS means (1) the PATENTS OWNED BY ASM as of December 3, 1998; (2) any PATENTS OWNED BY ASM resulting from ASM’s applications pending as of December 3, 1998, and (3) any RELATED PATENTS of such PATENTS of subsections (1) and (2) above.

m. ASMA means ASM America, Inc.

n. ASMI means ASM International N.V.

o. CHANGE OF CONTROL means (i) any merger or consolidation with a person other than ASM; (ii) any sale or other disposition of all or substantially all of the assets of ASMI individually or ASM taken as a whole, (iii) with the exception of Arthur del Prado, any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of, or directly or indirectly obtains, 30% or more of the voting securities or ownership interest of ASMI, or (iv) any demerger (“splitsing”) as defined in Title 7, Book 2 of the Dutch Civil Code; provided, however, that a change of control with respect to an AFFILIATE of ASMI that has no license or covenant rights or obligations hereunder after such change of control shall not be a CHANGE OF CONTROL for purposes of this AGREEMENT. Notwithstanding the foregoing, it shall not be deemed a CHANGE OF CONTROL hereunder if (i) the lenders to the NEW FINANCING AGREEMENT exercise the conversion rights as set forth thereunder, or (ii) the Warrants (as such term is defined in the NOTE AGREEMENT) are exercised.

p. COVERED ASM EPITAXY PRODUCTS means (i) AS/vi products having the same design as ASM’s Epsilon One, the Paragon One, the Epsilon 2000, and the Epsilon 2500 commercially available as of July 1, 1997 for epitaxy and polysilicon applications commercially available for use on the Epsilon One, the Paragon One, the Epsilon 2000, and the Epsilon 2500 as of July 1, 1997, and (ii) ASM products, and epitaxy and polysilicon applications recommended for use therewith by ASM, which remain ESSENTIALLY UNCHANGED from the Epsilon One, the Paragon One, the Epsilon 2000, and the Epsilon 2500 and their epitaxy and polysilicon applications commercially available as of July 1, 1997, except that merely scaling up from 200mm systems to 300mm systems is permitted, and such 300mm systems are COVERED ASM EPITAXY PRODUCTS whether or not they were commercially available as of July 1, 1997.

q. COVERED ASM PRODUCTS means COVERED ASM EPITAXY PRODUCTS and/or COVERED ASM TEOS PRODUCTS.

r. COVERED ASM TEOS PRODUCTS means (i) ASM products having the same design as ASM’s Eagle 10 commercially available as of July 1, 1997 sold for use with plasma TEOS CVD applications commercially available on the Eagle 10 as of July 1, 1997, and (ii) ASM products, and plasma TEOS CVD applications recommended for use therewith by ASM, which remain ESSENTIALLY UNCHANGED from the Eagle 10 and its plasma TEOS CVD applications commercially available as of July 1, 1997, except that merely scaling up from

200mm systems to 300mm systems is permitted, and such 300mm systems are COVERED ASM TEOS PRODUCTS whether or not they were commercially available as of July 1, 1997.

s. CUSTOMER means:

(1) with respect to ASM, (a) any customer to whom ASM sells, has sold, agreed to sell, ships, has shipped, agreed to ship, leases, has leased, or agreed to lease SEMICONDUCTOR MANUFACTURING EQUIPMENT; (b) any customer of such customer of this subsection (1)(a) which purchases or leases products processed on said SEMICONDUCTOR MANUFACTURING EQUIPMENT; (c) any entity that purchases from such customers of subsection (1)(a) above any SEMICONDUCTOR MANUFACTURING EQUIPMENT originally sold or shipped to said customer by ASM; and (d) any entity authorized by ASM to sell replacement components used on said EQUIPMENT to such customer or entity identified in subsections (1)(a) and (c) above; and

(2) with respect to APPLIED MATERIALS, (a) any customer to whom APPLIED MATERIALS sells, has sold, agreed to sell, ships, has shipped, agreed to ship, leases, has leased, or agreed to lease SEMICONDUCTOR MANUFACTURING EQUIPMENT; (b) any customer of such customer of subsection (2)(a) above which purchases products processed on said SEMICONDUCTOR MANUFACTURING EQUIPMENT; (c) any entity that purchases or leases from such customer of subsection (2)(a) above any SEMICONDUCTOR MANUFACTURING EQUIPMENT originally sold or shipped to said customer by APPLIED MATERIALS, and (d) any entity authorized by APPLIED MATERIALS to sell replacement components used on said EQUIPMENT to such customer or entity identified in subsection (2)(a) and (c) above.

(3) with respect only to the resale or lease of said EQUIPMENT purchased or leased from ASM or APPLIED MATERIALS, CUSTOMER shall not include entities in the business of developing, manufacturing, or selling SEMICONDUCTOR MANUFACTURING EQUIPMENT, except those entities that sell or lease, but do not develop or manufacture, SEMICONDUCTOR MANUFACTURING EQUIPMENT as part of their regular business and that are not related to entities that develop or manufacture SEMICONDUCTOR MANUFACTURING EQUIPMENT.

t. EFFECTIVE DATE means the date that the conditions set forth in Section 13 have been satisfied.

u. EPSILON means Epsilon Technology, Inc.

v. ESCROW AGREEMENT means the escrow agreement between ASM and a third party escrow agent pursuant to the ORIGINAL SETTLEMENT AGREEMENT, defining the terms under which ASM shall deposit and access certain documents in escrow for purposes of resolving any future disputes as to whether post-July 1, 1997 ASM SEMICONDUCTOR MANUFACTURING EQUIPMENT and/or applications thereof are ESSENTIALLY UNCHANGED from applicable COVERED ASM PRODUCTS.

w. ESCROW DOCUMENTS means documents and other information deposited pursuant to the ORIGINAL SETTLEMENT AGREEMENT and the ESCROW AGREEMENT.

x. ESSENTIALLY UNCHANGED refers to the change to the structures or methods which are the general subject of the relevant patents and does not refer to whether the nature or quality of the infringement has changed. During any covenant period, any dispute about whether a product is ESSENTIALLY UNCHANGED shall be resolved by binding arbitration as set forth in Section 8, except if there is already pending litigation that is permissible under this AGREEMENT which relates to the structure or methods that are the subject of the dispute.

y. EVENT OF DEFAULT has the meaning set forth in Section 15.

z. INTEREST RATE means, with respect to any amount, an annual interest rate, compounded daily, of 5% percent over the prime rate published by Morgan Guaranty Trust Company of New York calculated on the basis of a 360 day year.

aa. LICENSED TEOS SYSTEM means the ASM Eagle 10, Eagle 12 and any other ASM SEMICONDUCTOR MANUFACTURING EQUIPMENT that is designed, ordered, recommended, or enabled by ASM to form a plasma and use TEOS for deposition.

bb. LICENSED EPITAXY SYSTEM means the ASM Epsilon One, the Epsilon 2000, the Epsilon 2500, the Epsilon 3000, and any other ASM SEMICONDUCTOR MANUFACTURING EQUIPMENT that is designed, ordered, recommended, or enabled by ASM to use (1) lamps and a susceptor to heat the wafer(s) in a quartz chamber, (2) a non-circular quartz chamber with quartz ribs for non-ambient pressure processing, or (3) a susceptor with pins supporting the wafer(s) during processing with gas flowing to the backside of the wafer(s).

cc. LICENSEE means APPLIED MATERIALS or ASM as a licensee of patents hereunder, either singly or in combination as appropriate in context.

dd. LICENSOR means APPLIED MATERIALS or ASM as a licensor of patents hereunder, either singly or in combination as appropriate in context.

ee. NET REVENUE means (i) the price invoiced (or if not invoiced, the price actually charged) by ASM to a SEMICONDUCTOR MANUFACTURER in a bona-fide arm’s length sale, less (a) any sales taxes, use taxes, value-added taxes (to the extent they are separately stated in the invoice and included in the invoice price or price charged), and duties; and (b) freight and insurance charges (to the extent such charges are actually incurred by ASM and included in the invoice price or price charged); and (ii) any amounts invoiced or charged by ASM to a SEMICONDUCTOR MANUFACTURER in any lease, revenue participation, or other transaction that is not a bona-fide arm’s length sale.

ff. NEW FINANCING AGREEMENT has the meaning set forth in the Recitals hereto.

gg. NOTE AGREEMENT has the meaning set forth in the Recitals hereto.

hh. NOTE AGREEMENT DOCUMENTS has the meaning set forth in the NOTE AGREEMENT.

ii. ORIGINAL NOTE has the meaning set forth in the Recitals hereto.

jj. ORIGINAL SETTLEMENT AGREEMENT has the meaning set forth in the Recitals hereto.

kk. ORIGINAL SETTLEMENT DOCUMENTS has the meaning set forth in the Recitals hereto.

ll. PATENTS OWNED BY A PARTY means patents owned by or assigned to, in whole or in part, a party and for which said party has the right to grant licenses and rights of the scope granted in this AGREEMENT without consent of, or requirement for payment to, any third party; provided, however, that, whenever in this AGREEMENT, license or covenant rights are granted under patents and/or patent applications, and any of such patents and/or patent applications is/are not included within the scope of the rights granted because of the requirement of the consent of, or the requirement of payment to, any third party, then, in that event, such non-included patent(s) and/or patent application(s) (if and when issued) shall not be asserted against one party to this AGREEMENT by another party to this AGREEMENT during the course of the applicable license or covenant.

mm. PROCESSING STATION means any chamber, module, vessel, enclosure, station, or other device or area in or on which a material, film, or layer (or any portion of such material, film, or layer) is deposited, etched, converted, annealed, grown, or otherwise processed, including any heating means used for heating said chamber in which a layer or film is deposited or grown. The term PROCESSING STATION does not include any chamber, module, vessel, enclosure, station, or other device or area primarily designed, configured, requested, ordered, recommended, marketed, or enabled for heating, cooling, degassing, orienting, passing through, transferring, holding, or storing wafers or other substrates.

nn. RELATED PATENTS means, with respect to any issued patent: (1) any reissues, extensions, and re-examination certificates of said issued patent; (2) any patent resulting from applications which claim priority from applications from which said issued patent claims priority, and any reissues, extensions, and re-examination certificates of said resulting patents; (3) any patents resulting from applications claiming priority from the applications referred to in subsection (2) above; and (4) any patents issuing from foreign counterpart applications corresponding to the applications from which said patents and applications of subsections (1), (2) and (3) above claim priority; provided such patents of subsections (1) - (4) above are OWNED BY ASM or APPLIED-MATERIALS. In order to be qualified as a RELATED PATENT, a patent must also meet the requirements of a PATENT OWNED BY A PARTY.

oo. SEMICONDUCTOR MANUFACTURING EQUIPMENT means any machine, device or apparatus that is designed, configured, requested, ordered, recommended, marketed or enabled for use in manufacturing, processing, designing, diagnosing, testing, or patterning integrated circuits, and semiconductor devices, but does not include fiat panel display equipment.

pp. STIPULATION means that certain Stipulation between ASMI and AMAT annexed hereto as Exhibit C.

qq. SYSTEM means a LICENSED EPITAXY SYSTEM or a LICENSED TEOS SYSTEM.

rr. TEOS means tetraethylorthosilicate, tetramethylorthosilicate (“TMOS”), and tetramethylcyclotetrasiloxane (“TMCT”) and any silicon source material equivalent to tetraethylorthosilicate for purposes of the claims of the APPLIED LICENSED TEOS PATENT RIGHTS.

ss. TERMINATION DATE means the date on which this AGREEMENT is terminated pursuant to Section 14.

2.	THE NOTE AGREEMENT.

ASMI and ASMA agree to execute and deliver to AMAT the NOTE AGREEMENT, and perform each of their obligations set forth therein.

3.	HSR ACT FILINGS

APPLIED MATERIALS and ASM must file all reports and notifications that may be required to be filed pursuant to the HSR Act and must cooperate with each other in connection with such filings or responses to requests for additional information. APPLIED MATERIALS and ASM must use their reasonable efforts to resolve such objections, if any, as the Antitrust Divisions of the Department of Justice (“DOJ”) or the Federal Trade Commission (“FTC”) may assert with respect to the transactions contemplated hereby; provided, however, that APPLIED MATERIALS must have no obligation to take any action which may have an adverse impact on APPLIED MATERIALS or expend any significant resources in order to obtain clearance from the DOJ or the FTC. ASM must promptly reimburse APPLIED MATERIALS for the cost of any filing fees paid by APPLIED MATERIALS in connection with the filing of any report or notification under the HSR Act.

4.	APPLIED MATERIALS COVENANT NOT TO SUE

a. For a period of five years from October 31, 1997, with respect only to 200mm or smaller COVERED ASM EPITAXY PRODUCTS, and for a period of two years from October 31, 1997, with respect only to 200mm or smaller COVERED ASM TEOS PRODUCTS, APPLIED MATERIALS covenants (the APPLIED MATERIALS COVENANT) not to sue ASM and its CUSTOMERS under any of the APPLIED PATENTS, excluding those licensed by APPLIED MATERIALS herein, for the

(1) manufacture, use, sale, offer for sale, service, support, or importation by ASM of either COVERED ASM EPITAXY PRODUCTS or COVERED ASM TEOS PRODUCTS and any components thereof;

(2) use or resale by any CUSTOMER of ASM of either COVERED ASM EPITAXY PRODUCTS or COVERED ASM TEOS PRODUCTS;

(3) use of either COVERED ASM EPITAXY PRODUCTS or COVERED ASM TEOS PRODUCTS purchased from CUSTOMERS of ASM;

(4) use or sale of any wafers processed on said COVERED ASM EPITAXY PRODUCTS or COVERED ASM TEOS PRODUCTS; or

(5) a sale authorized by ASM of any replacement parts for said COVERED ASM EPITAXY PRODUCTS or COVERED ASM TEOS PRODUCTS to a CUSTOMER of ASM;

except that (i) with respect to U.S. Patent No. 5,102,496 and any foreign counterparts corresponding to the ‘496 patent only, the APPLIED MATERIALS COVENANT shall last for three years from October 31, 1997, regardless of whether the COVERED ASM TEOS PRODUCTS process 300mm wafers or smaller; (ii) with respect to 300mm COVERED ASM EPITAXY PRODUCTS, the APPLIED MATERIALS COVENANT shall last for three years from October 31, 1997; and (iii) with respect to 300 mm COVERED ASM TEOS PRODUCTS, the APPLIED MATERIALS COVENANT shall last for one year from the date of October 31, 1997.

b. If during the APPLIED MATERIALS COVENANT period, APPLIED MATERIALS’ legal counsel believes that any COVERED ASM PRODUCT infringes any APPLIED MATERIALS PATENT, APPLIED MATERIALS shall notify ASM in writing of such belief, identifying, without limitation, which claims of which APPLIED MATERIALS PATENTS are allegedly infringed, and which components of which ASM products allegedly infringe. Failure by APPLIED MATERIALS to notify ASM of such belief of infringement within 60 days of forming such belief only results in limiting APPLIED MATERIALS’ right to relief for such infringement to reasonable royalties from October 31, 1997. Nothing under this AGREEMENT shall obligate APPLIED MATERIALS to investigate whether any COVERED ASM PRODUCT infringes any APPLIED MATERIALS PATENTS.

c. If, within 60 days from receipt of APPLIED MATERIALS’ written notice under subsection b. above, ASM has produced, pursuant to the ESCROW AGREEMENT, documents sufficient to reasonably demonstrate that the accused SEMICONDUCTOR MANUFACTURING EQUIPMENT is a COVERED ASM PRODUCT, APPLIED MATERIALS shall not be permitted to file a lawsuit against ASM based upon such patent infringement claim until the expiration (or termination) of the applicable APPLIED MATERIALS COVENANT. Evidence inadequate to show that a changed product was ESSENTIALLY UNCHANGED by the end of said 60 days will not preclude APPLIED MATERIALS from filing a lawsuit, and ASM shall be precluded from raising the APPLIED MATERIALS COVENANT as a defense. During the APPLIED MATERIALS COVENANT period, if a genuine dispute arises about whether the evidence reasonably and adequately shows that the accused product is a COVERED ASM PRODUCT, such dispute will be resolved via arbitration as provided in Section 8 below, except if there is already pending litigation that is permissible under this AGREEMENT which relates to the structure or methods that are the subject of the dispute, in which case said dispute shall be resolved by and during said litigation. Hardware or applications inadequately disclosed in the ESCROW DOCUMENTS will not be protected by the APPLIED MATERIALS COVENANT.

d. APPLIED MATERIALS, on a confidential attorneys’-eyes-only basis, shall have access to the ESCROW DOCUMENTS only to the extent ordered by a judge or arbitrator, if the parties cannot otherwise agree, as being reasonably calculated to lead to the discovery of admissible evidence in a proceeding involving the issue of whether a product or application was

ESSENTIALLY UNCHANGED. ESCROW DOCUMENTS shall be limited to those created and dated on or before July 1, 1997.

e. If ASM documents at the end of the APPLIED MATERIALS COVENANT period that it has removed any non-licensed infringement for any claim of any patent subject to that covenant (if any), and so long as it has done so, APPLIED MATERIALS’ retrospective rights for that claim are limited to seeking a reasonable royalty for sales during the relevant covenant period, except that, with respect to enforcement of U.S. Patent No. 5,102,496, APPLIED MATERIALS shall not be entitled to recover any and all damages for any infringement during any applicable APPLIED MATERIALS COVENANT. If ASM has not removed any non-licensed infringement of any claim of any patent subject to the APPLIED MATERIALS COVENANT (if any) at the end of the covenant period, the APPLIED MATERIALS COVENANT prevents APPLIED MATERIALS only from seeking relief on that claim for conduct prior to October 31, 1997, but does not limit in any way APPLIED MATERIALS’ right to enforce fully that claim for any conduct during the APPLIED MATERIALS COVENANT period after October 31, 1997.

5.	APPLIED MATERIALS’ LICENSES TO ASM

a. Subject to the terms and conditions set forth in this AGREEMENT, APPLIED MATERIALS grants to ASM a non-exclusive, worldwide, nontransferable and non-assignable license under the APPLIED LICENSED EPITAXY PATENTS to make and use LICENSED EPITAXY SYSTEMS and to sell, offer to sell, lease, import, service and support LICENSED EPITAXY SYSTEMS. APPLIED MATERIALS also grants to the CUSTOMERS of ASM a non-exclusive, worldwide, non-transferable and non-assignable license under APPLIED LICENSED EPITAXY PATENTS to use, lease and resell said SYSTEMS, to use wafers processed on said SYSTEMS, and to authorized ASM vendors, to sell replacement parts for said SYSTEMS. ASM will not have the right under the license granted herein to have-made or subcontract the manufacture of LICENSED EPITAXY SYSTEMS, except that ASM may have-made or subcontract the manufacture of individual assemblies, subassemblies or components of a LICENSED EPITAXY SYSTEM, and except that ASM may have-made or subcontract up to 50% of the assembly of a LICENSED EPITAXY SYSTEM as measured by dividing the cost of materials of the components assembled by the total cost to ASM of materials of a LICENSED EPITAXY SYSTEM. All have-made or subcontracted SYSTEMS or parts must be sold and marketed by ASM as an ASM product and must be made using design specifications or manufacturing drawings supplied by ASM. ASM will not have the right to sublicense the license granted herein (except that ASM may sublicense CUSTOMERS which purchase a LICENSED EPITAXY SYSTEM originally sold by ASM solely for the limited purpose of permitting such CUSTOMERS to use, repair, resell (or otherwise transfer), and to ASM authorized vendors, to supply parts for, the LICENSED EPITAXY SYSTEM).

b. ASM will pay to APPLIED MATERIALS, for any LICENSED EPITAXY SYSTEM shipped by ASM after October 31, 1997, excluding any shipments or transfers to an ASM AFFILIATE except where such AFFILIATE uses said LICENSED EPITAXY SYSTEM to process or sell wafers on a commercial scale and, if ASM is using a LICENSED EPITAXY SYSTEM for processing wafers on a commercial scale, then for each LICENSED EPITAXY SYSTEM so used after October 31, 1997, a royalty payment, which includes full royalty payment for all replacement and repair parts, [ * ]% of the NET REVENUE charged by ASM except if all PROCESSING STATIONS of a LICENSED EPITAXY SYSTEM do not individually fall within the definition of LICENSED EPITAXY SYSTEM, in which case the royalty is [ * ]% of the NET REVENUE of such LICENSED EPITAXY SYSTEM multiplied by a fraction which represents the number of PROCESSING STATIONS of such LICENSED EPITAXY SYSTEM that individually fall within the definition of LICENSED EPITAXY SYSTEM, divided by the total number of PROCESSING STATIONS of such LICENSED EPITAXY SYSTEM.

c. Subject to the terms and conditions set forth in this AGREEMENT, APPLIED MATERIALS grants to ASM a non-exclusive, worldwide, non-transferable and non-assignable license under the APPLIED LICENSED TEOS PATENT RIGHTS to make and use LICENSED TEOS SYSTEMS and to sell, offer to sell, lease, import, or service and support LICENSED TEOS SYSTEMS. APPLIED MATERIALS also grants to the CUSTOMERS of ASM a non-exclusive, worldwide, nontransferable and non-assignable license under the APPLIED LICENSED TEOS PATENT RIGHTS to use, lease or resell said LICENSED TEOS SYSTEMS, to use wafers processed on said LICENSED TEOS SYSTEMS, and, to authorized ASM vendors, to sell replacement parts for said LICENSED TEOS SYSTEMS. ASM will not have the right under the license granted herein to have-made or subcontract the manufacture of LICENSED TEOS SYSTEMS, except that ASM may have-made or subcontract the manufacture of individual assemblies, subassemblies or components of a LICENSED TEOS SYSTEM, and except that ASM may have-made or subcontract up to 50% of the assembly of a LICENSED TEOS SYSTEM as measured by dividing the cost of materials of the components assembled by the total cost to ASM of materials of a LICENSED TEOS SYSTEM. All such have-made or subcontracted SYSTEMS or parts must be sold and marketed by ASM as an ASM product and must be made using design specifications or manufacturing drawings supplied by ASM. ASM will not have the right to sublicense the license granted herein, except that ASM may sublicense CUSTOMERS which purchase a LICENSED TEOS SYSTEM originally sold by ASM solely for the limited purpose of permitting such CUSTOMERS to use, repair, resell (or otherwise transfer), and ASM authorized vendors, to supply spare parts for, the LICENSED TEOS SYSTEM.

d. For each LICENSED TEOS SYSTEM shipped after October 31, 1998 but before December 3, 1998, excluding any shipments or transfers to an ASM AFFILIATE except where such AFFILIATE uses said LICENSED TEOS SYSTEM to process or sell wafers on a commercial scale and, if ASM is using a LICENSED TEOS SYSTEM for processing wafers on a commercial scale, then for each LICENSED TEOS SYSTEM so used after October 31, 1997 and before December 3, 1998, ASM will pay a royalty payment, which includes full royalty payment for all replacement and repair parts, of [ * ]% of the NET REVENUE for said LICENSED TEOS SYSTEM, except if all PROCESSING STATIONS of a LICENSED TEOS SYSTEM do not individually fall within the definition of LICENSED TEOS SYSTEM, in which case the royalty due shall be [ * ]% of the NET REVENUE of such LICENSED TEOS SYSTEM multiplied by a fraction which equals the number of PROCESSING STATIONS of such LICENSED TEOS SYSTEM that individually fall within the definition of LICENSED TEOS SYSTEM divided by the total number of PROCESSING STATIONS of such LICENSED TEOS SYSTEM. However, the royalty payment due under this subsection shall never be less than: (a) $85,000 ($110,000 for systems capable of processing wafers 300 mm or larger) for each

*	Confidential information has been omitted and filed separately with the Commission.

LICENSED TEOS SYSTEM that contains up to two PROCESSING STATIONS that individually fall within the definition of LICENSED TEOS SYSTEM, and (b) $25,000 for any additional PROCESSING STATION that individually falls within the definition of LICENSED TEOS SYSTEM and that is contained in such LICENSED TEOS SYSTEMS.

e. For each LICENSED TEOS SYSTEM shipped on or after December 3, 1998, excluding any shipments or transfers to an ASM AFFILIATE except where such AFFILIATE uses said LICENSED TEOS SYSTEM to process or sell wafers on a commercial scale and, if ASM is using a LICENSED TEOS SYSTEM for processing wafers on a commercial scale, then for each LICENSED TEOS SYSTEM so used on or after December 3, 1998, ASM will pay a royalty payment, which includes full royalty payment for all replacement and repair parts, of [ * ]% of the NET REVENUE for said LICENSED TEOS SYSTEM, except if all PROCESSING STATIONS of a LICENSED TEOS SYSTEM do not individually fall within the definition of LICENSED TEOS SYSTEM, in which case the royalty due shall be [ * ]% of the NET REVENUE of such LICENSED TEOS SYSTEM multiplied by a fraction which equals the number of PROCESSING STATIONS of such LICENSED TEOS SYSTEM that individually fall within the definition of LICENSED TEOS SYSTEM divided by the total number of PROCESSING STATIONS of such LICENSED TEOS SYSTEM. However, the royalty payment due shall never be less than the following:

(1) $[ * ] ($[ * ] for systems capable of processing wafers 300 mm or larger) for each LICENSED TEOS SYSTEM sold in North America that contains up to two PROCESSING STATIONS that individually fall within the definition of LICENSED TEOS SYSTEM,

(2) $[ * ] ($[ * ] for systems capable of processing wafers 300 mm or larger) for each LICENSED TEOS SYSTEM sold outside North America that contains up to two PROCESSING STATIONS that individually fall within the definition of LICENSED TEOS SYSTEM,

(3) $[ * ] for any additional PROCESSING STATION sold in North America that individually falls within the definition of LICENSED TEOS SYSTEM and that is contained in such LICENSED TEOS SYSTEMS, and

(4) $[ * ] for any additional PROCESSING STATION sold outside North America that individually falls within the definition of LICENSED TEOS SYSTEM and that is contained in such LICENSED TEOS SYSTEMS.

f. In the event that ASM ships a LICENSED TEOS SYSTEM and/or a LICENSED EPITAXY SYSTEM for evaluation or any other purpose without a set, bona fide, sale price, the royalty calculation will be based on an invoice price equal to the average selling price of a similar system or, if no similar system exists, double the order related costs of the system. If payment for such SYSTEM, if made, is different than the amount upon which a royalty was determined, an adjustment in the royalty due shall be made accordingly. In the event such SYSTEM is returned to ASM, ASM shall be entitled to a full credit in the royalty paid on such SYSTEM.

*	Confidential information has been omitted and filed separately with the Commission.

g. Royalties on LICENSED TEOS SYSTEMS and/or LICENSED EPITAXY SYSTEMS will be deemed to accrue 30 days after shipment.

h. ASM shall pay royalties in U.S. Dollars to APPLIED MATERIALS within 30 days of the end of each ASM fiscal quarter. ASM will remit royalty payments to APPLIED MATERIALS by wire transfer of immediately available funds to such bank account as APPLIED MATERIALS designates from time to time. ASM shall be responsible for all taxes, including withholding taxes, imposed on ASM by any foreign government, or other jurisdiction outside the U.S., if any, on all payments to APPLIED MATERIALS under this AGREEMENT. If APPLIED MATERIALS is subject to withholding taxes in respect of royalty payments due under this AGREEMENT and ASM is required to withhold such taxes and remit the funds to a third party, ASM shall immediately provide to APPLIED MATERIALS withholding certificates, as well as any other related documentation requested by APPLIED MATERIALS, in respect of such amounts withheld and remitted.

i. On the date of each royalty payment, ASM must provide on a confidential basis to one APPLIED MATERIALS’ designated in-house counsel and one APPLIED MATERIALS’ designated in-house accountant, as restricted below, a written royalty report in English containing information in sufficient detail to readily permit determination of the accuracy of each royalty payment due and payable hereunder, and, in particular, at least the following information:

(1) for each LICENSED EPITAXY SYSTEM shipped during that quarter, the number of PROCESSING STATIONS that individually fit within the definition of LICENSED EPITAXY SYSTEMS, and the related wafer size, the total number of PROCESSING STATIONS of the LICENSED EPITAXY SYSTEM, including the nature of all such PROCESSING STATIONS, and the gross revenue (including revenue from spares and consumables shipped at or about the time of the shipment) and an itemization of all deductions therefrom to reach the NET REVENUE of the LICENSED EPITAXY SYSTEM (including any amounts for taxes, freight, duties, and insurance deducted to arrive at NET REVENUE), and

(2) for each LICENSED TEOS SYSTEM shipped during that quarter, the number of PROCESSING STATIONS that fit within the definition of LICENSED TEOS SYSTEM, and the related wafer size, the total number of PROCESSING STATIONS of the LICENSED TEOS SYSTEM, including the nature of all such PROCESSING STATIONS, and the gross revenue (including revenue from spares and consumables shipped at or about the time of the shipment) and an itemization of all deductions therefrom to reach the NET REVENUE of the LICENSED TEOS SYSTEM (including any amounts for taxes, freight, duties, and insurance deducted to arrive at NET REVENUE).

Each royalty report must be certified by an officer of ASM to be correct to the best knowledge and information of ASM. Royalties accounted for in any currency other than U.S. Dollars shall be converted to U.S. Dollars by using the prevailing rate of exchange for such currency and U.S. Dollars quoted in the New York foreign exchange market on the last business day of the reporting period in question. Furthermore, each royalty report must be treated as confidential, attorneys’ - and accountants’ -eyes only, and shall not be made available to other employees of APPLIED MATERIALS, or other third parties, for any reason, whatsoever, and shall be maintained as confidential commensurate with the limited disclosure terms identified in the Third Amended Stipulated Protective Order filed with the United States District Court for the Northern District of California on February 25, 1997. APPLIED MATERIALS shall store all ASM royalty reports in a locked file cabinet accessible only to the individuals so designated, as provided above, and APPLIED MATERIALS’ outside counsel who shall also be bound by the disclosure terms identified in said Protective Order.

j. If there is a good faith dispute about whether a SYSTEM is royalty bearing, or whether a royalty payment due has been paid in full, ASM must nevertheless promptly pay to Applied Materials the undisputed portion of any payment due, and the disputed portion must be placed in a mutually-agreed upon escrow account. The parties will submit any such dispute, with appropriate confidentiality procedures in place, to binding arbitration pursuant to Section 8 below.

k. ASM must notify APPLIED MATERIALS at the time it ships any SEMICONDUCTOR MANUFACTURING EQUIPMENT (1) that is designed, ordered, recommended or enabled by ASM for plasma CVD using TEOS but which ASM contends is not a LICENSED TEOS SYSTEM; or (2) that is designed, ordered, recommended or enabled by ASM for epitaxial or polysilicon CVD but which ASM contends is not a LICENSED EPITAXY SYSTEM.

Within 60 days after receipt of such notice, APPLIED MATERIALS may, at its own expense, select an independent expert, subject to ASM’s approval which shall not be unreasonably withheld, who shall review, on a confidential basis, the design of the components of such EQUIPMENT that are material to the scope of APPLIED LICENSED EPITAXY PATENTS or APPLIED LICENSED TEOS PATENT RIGHTS that APPLIED MATERIALS contends cover such SEMICONDUCTOR MANUFACTURING EQUIPMENT. If, by no later than 90 days from such notice, the parties have not resolved such dispute, the parties shall arbitrate the dispute to resolve whether said components are covered by said licensed patents, as set forth in Sections 5.i. and 8, with appropriate confidentiality procedures in place. ASM’s notice obligation of this subsection shall end, as to any license granted herein to ASM, at expiration, termination or exhaustion of the relevant license.

l. ASM agrees to keep true, complete, and accurate records in compliance with generally accepted accounting principles consistently applied for the purpose of making royalty reports and to retain such records for a period of at least five years after submitting the royalty report to which the records pertain. Such records must contain sufficient detail to permit a determination of the accuracy of the royalty reports. Independent nationally recognized accountants (the “Auditor”) designated by APPLIED MATERIALS shall have the right, no more than once every 12 months, except where a previous audit has determined that ASM’s royalty payment was deficient by more than 5%, as limited herein, in which case no more than twice every 12 months, at APPLIED MATERIALS’ expense and upon reasonable notice, to confidentially conduct audits of all of the relevant books and records of ASM in order to determine the accuracy of the quarterly royalty reports and to verify the computation of the royalties due. ASM shall provide the Auditor all information reasonably requested by the Auditor. In the event such audit reveals that ASM underpaid or under-reported royalties due, ASM must promptly pay APPLIED MATERIALS the deficiency, and if such deficiency is in excess of five percent of the amount actually due for the audited period, ASM must also reimburse APPLIED MATERIALS for the costs of the audit and pay interest to APPLIED MATERIALS at the INTEREST RATE on the amount of such deficiency from the date such deficiency was due until the date the amount of such deficiency and the interest thereon is paid in full, except where said deficiency in excess of five percent (5%) is the result of ASM not paying royalties that ASM contends are not due and, pursuant to the arbitration procedures of Section 8, such royalties are deemed not due, ASM shall not reimburse APPLIED MATERIALS for said audit costs.

6.	ASM LICENSES TO APPLIED MATERIALS

ASM grants to APPLIED MATERIALS a royalty-free, non-exclusive, worldwide, non-transferable, and non-assignable license under the ASM LICENSED PATENTS to make and use SEMICONDUCTOR MANUFACTURING EQUIPMENT and to sell, offer to sell, lease, import, secure and/or support SEMICONDUCTOR MANUFACTURING EQUIPMENT. ASM also grants to the CUSTOMERS of APPLIED MATERIALS a non-exclusive, worldwide, non-transferable, and non-assignable license under the ASM LICENSED PATENTS to use, lease, or resell said SYSTEMS, to use wafers processed on said SYSTEMS, and, to authorized APPLIED MATERIALS vendors to sell replacement parts for said SYSTEMS. APPLIED MATERIALS will not have the right under the license granted herein to have-made or subcontract the manufacture of SEMICONDUCTOR MANUFACTURING EQUIPMENT, except that APPLIED MATERIALS may have-made or subcontract the manufacture of individual assemblies, subassemblies, or components of SEMICONDUCTOR MANUFACTURING EQUIPMENT, and except that APPLIED MATERIALS may have-made or subcontract up to 50% of the assembly of SEMICONDUCTOR MANUFACTURING EQUIPMENT as measured by dividing the cost of materials of the components assembled by the total cost of materials to APPLIED MATERIALS of the SEMICONDUCTOR MANUFACTURING EQUIPMENT. All such have-made or subcontracted SYSTEMS or parts must be sold and marketed by APPLIED MATERIALS as an APPLIED MATERIALS product and must be made using design specifications or manufacturing drawings supplied by ASM. APPLIED MATERIALS will not have the right to sublicense the license granted herein, except that APPLIED MATERIALS may sublicense CUSTOMERS which purchase SEMICONDUCTOR MANUFACTURING EQUIPMENT (originally sold by APPLIED MATERIALS) solely for the limited purpose of permitting such CUSTOMERS to use repair, resell, or otherwise transfer, and APPLIED MATERIALS’ authorized vendors, to supply spare parts for, the SEMICONDUCTOR MANUFACTURING EQUIPMENT.

7.	NO IMPLIED LICENSES

Except as expressly granted in this AGREEMENT, nothing contained in this AGREEMENT will be construed as a grant to a LICENSEE of any license or right, expressly, by implication, or by estoppel, to any copyrights, trademarks, trade names, trade secrets, mask work rights or other proprietary rights of LICENSOR, or to any patents of LICENSOR other than those expressly set forth in this AGREEMENT. No release or license is granted by LICENSOR, either directly or by implication, estoppel, or otherwise, under any patent to third parties acquiring product or service from LICENSEE. All rights not expressly granted to LICENSEE under this AGREEMENT are reserved and retained by LICENSOR.

8.	ARBITRATION

a. If there is a good faith dispute under Section 4 during an APPLIED MATERIALS COVENANT period as to whether a product is ESSENTIALLY UNCHANGED, and the parties are unable to resolve the dispute, the parties will promptly submit such dispute to binding arbitration before a panel of three arbitrators, each of whom have an appropriate level of expertise in the area disputed by the parties for which arbitration is requested, said three-member panel consisting of one arbitrator selected by ASM, one arbitrator selected by APPLIED MATERIALS, and the third arbitrator selected by the other two arbitrators. The panel of the three arbitrators shall be selected within two weeks of a notice to commence arbitration. Any such dispute shall be resolved by a binding, non-appealable arbitration order within 90 days of selection of the panel of arbitrators. If there is a delay in the entry of an order beyond 90 days and it determined by the arbitration panel that ASM caused or substantially contributed to said delay, then, in that event, ASM agrees to entry of an order that the product was, or was not, ESSENTIALLY UNCHANGED, as advocated by APPLIED MATERIALS.

b. If there is a good faith dispute under Section 5 as to whether a product falls within the definition of a licensed product and/or whether a product is royalty bearing, or whether a royalty calculation is otherwise accurate, and the parties are unable to resolve the dispute, the parties will promptly submit such dispute to binding arbitration with said panel of three qualified arbitrators, except that, if the parties only dispute whether a royalty calculation is otherwise accurate, then the parties shall promptly submit such dispute to binding arbitration before a mutually acceptable arbitrator having an appropriate level of expertise in the area disputed. The arbitrator or the panel of the three arbitrators, whichever is applicable, shall be selected within two weeks of a notice to commence arbitration. Any such dispute will be resolved by a binding, non-appealable arbitration order within 90 days of selection of the arbitrator or the panel of arbitrators, as applicable. If there is a delay in the entry of an order beyond 90 days and it determined by the arbitrator or panel of three arbitrators, whichever is applicable, that ASM caused or substantially contributed to said delay, then, in that event, ASM agrees to entry of an order in favor of APPLIED MATERIALS as to the disputed amount. In the event that any disputed royalties are deemed by the arbitration order to be due APPLIED MATERIALS, ASM agrees to immediately release the disputed amount, to the extent deemed owed, from escrow to APPLIED MATERIALS, and the balance in escrow, if any, shall be returned to ASM.

If royalties deemed to be owed under Section 8.b. by ASM to APPLIED MATERIALS are not paid to APPLIED MATERIALS when due, ASM must pay on demand to APPLIED MATERIALS interest on the overdue amount at the INTEREST RATE from the date such amount was due until the date such amount and all interest thereon is paid in full, except that any interest that accrues on an amount held in escrow pursuant to Section 5.i. shall inure solely to the benefit of ASM.

9.	OWNERSHIP OF INTELLECTUAL PROPERTY

Each LICENSEE acknowledges and agrees that the patents licensed hereunder are the sole property of LICENSOR and that title and full ownership rights in the patents licensed hereunder are reserved to and remain with LICENSOR. Nothing contained herein will be construed as a transfer by LICENSOR of any of its title or ownership rights in its patents to LICENSEE.

10.	MARKING

LICENSEE will continue to use commercially reasonable efforts to mark each product it sells, transfers or otherwise disposes of with the number(s) of the patents licensed to it hereunder in the manner required by 35 U.S.C. § 287.

11.	NOTICE OF CHANGE OF CONTROL

ASMI will provide APPLIED MATERIALS written notice within seven (7) business days of the date on which an APPLIED COMPETITOR, by itself or in concert with another entity (including ASMI or an AFFILIATE), effectuates a CHANGE OF CONTROL of ASMI or any of its AFFILIATES.

12.	RIGHT OF FIRST REFUSAL

If ASM desires to effectuate a CHANGE OF CONTROL transaction with an APPLIED COMPETITOR by itself, or with an APPLIED COMPETITOR in concert with another entity,

a. ASM must offer APPLIED MATERIALS the CHANGE OF CONTROL transaction on the same terms as ASM would be willing to accept from such APPLIED COMPETITOR pursuant to a bona fide arms-length offer made by such APPLIED COMPETITOR.

b. If, after receipt from ASM of notice of such offer, APPLIED MATERIALS has a bona fide interest in such transaction, APPLIED MATERIALS must express such bona fide interest in writing within seven (7) days after receipt of notice, in which case APPLIED MATERIALS shall have two additional weeks (after the initial seven days expires) to conduct due diligence and ASM shall cooperate to permit adequate due diligence during said two weeks. Prior to commencing such due diligence, APPLIED MATERIALS shall execute a non-disclosure and non-use agreement in a form typical for merger or acquisition transactions of the type contemplated herein.

c. If APPLIED MATERIALS rejects the offer in writing within seven (7) days of receipt of such notice or, after having previously expressed interest in writing rejects the offer in writing within the two-week due diligence period, then ASM is free for 90 days following receipt of the written rejection to enter into an agreement to sell at an equal or greater price and upon terms which, in the aggregate, are no more favorable to the buyer than those offered to APPLIED MATERIALS.

d. If, during the due diligence period, APPLIED MATERIALS expresses written bona fide interest in ASM’s offer at a lower price or terms less favorable to ASM, then for 90 days from receipt of said written interest of this subsection, ASM cannot sell to a person or others, other than APPLIED MATERIALS at less than the amount offered by APPLIED MATERIALS or on terms which, in the aggregate, are less favorable to ASM than those offered by APPLIED MATERIALS. After the 90 day period expires, ASM must follow the procedures of Section 14.d before it enters into any CHANGE OF CONTROL transaction with an APPLIED COMPETITOR.

13.	CONDITIONS TO EFFECTIVENESS

This AGREEMENT shall not become effective until the date (the EFFECTIVE DATE) on which:

a. ASMI and ASMA have executed and delivered the NOTE AGREEMENT, and have satisfied the conditions to effectiveness therein; and

b. ASMI has executed and delivered the STIPULATION.

14.	TERM/TERMINATION

a. The term of this AGREEMENT will begin upon the EFFECTIVE DATE and continue until the TERMINATION DATE, which shall be the earlier of:

(1) the expiration of the last to expire of all of the patents (i) licensed hereunder and (ii) covered by the APPLIED MATERIALS COVENANT; or

(2) the occurrence of an EVENT OF DEFAULT; or

(3) If ASM engages in a CHANGE OF CONTROL transaction with any entity other than an APPLIED COMPETITOR in which (i) said entity has greater than $1,000,000,000 in annual revenue for its last fiscal year, and (ii) sales of LICENSED TEOS SYSTEMS and/or LICENSED EPITAXY SYSTEMS in any of the first three years after the CHANGE OF CONTROL event exceed the value of ASM’s sales of LICENSED TEOS SYSTEMS and/or LICENSED EPITAXY SYSTEMS, respectively, in the last year before the CHANGE OF CONTROL event of that product plus an annual growth rate no higher than ASM’s highest growth rate for such products in the preceding five years.

(4) Termination by ASM pursuant to Section 14.b.

b. ASM may terminate this AGREEMENT by providing written notice of termination to APPLIED MATERIALS in the event of APPLIED MATERIALS’ material breach of any term of this AGREEMENT, provided that such material breach is not cured within thirty (30) days after receipt by APPLIED MATERIALS of written notice complaining thereof.

c. Upon the termination of this AGREEMENT pursuant to an EVENT OF DEFAULT: (i) all licenses granted by APPLIED MATERIALS to ASM hereunder will terminate without any further notice or action by APPLIED MATERIALS; (ii) all licenses granted by ASM to APPLIED MATERIALS will survive; (iii) ASM’s obligations under the NOTE AGREEMENT DOCUMENTS will survive; (iv) the releases granted by ASM to APPLIED MATERIALS pursuant to Section 17 will survive; and (v) the releases granted by APPLIED MATERIALS to ASM pursuant to Section 17 will survive, so long as there is no Event of Default under any of the NOTE AGREEMENT DOCUMENTS, and subject further to full payment of all amounts due under the NOTE AGREEMENT.

d. Notwithstanding the foregoing subsections (a)—(c), with respect to the LICENSED EPITAXY SYSTEMS, ASM’s obligation to pay royalties to APPLIED MATERIALS shall end January 29, 2002, for SYSTEMS defined in Section 1.bb.(1), and December 31, 2005, for SYSTEMS defined in Section 1.bb.(3). ASM’s obligation to pay royalties to APPLIED MATERIALS for SYSTEMS defined in Section 1.bb.(2) shall continue until the expiration of the last to expire of the currently issued Ribbed Quartz patents and future patents issuing from related applications pending as of October 31, 1997 which are identified on Exhibit A. With respect to the LICENSED TEOS SYSTEMS, ASM’s obligation to pay royalties to APPLIED MATERIALS for activities in (i) North America, (ii) Asia including Japan, and (iii) Europe and the rest of the world (each individually a “Region”), will continue until the expiration of the last to expire of the APPLIED TEOS PATENT RIGHTS in the Region(s) in which the activities are taking place.

e. The termination of this AGREEMENT will not affect any royalty or other obligation arising prior to such termination.

15.	EVENTS OF DEFAULT

An EVENT OF DEFAULT shall occur hereunder if:

a. An Event of Default arises under the NOTE AGREEMENT.

b. ASM fails to make undisputed royalty or other payments when due under this AGREEMENT, or fails to deposit in escrow disputed royalty payments as required by Section 5, and such failure continues for thirty (30) days after receipt by ASM of written notice from APPLIED MATERIALS complaining thereof.

c. There is a CHANGE OF CONTROL with an APPLIED COMPETITOR.

d. ASM fails to provide notice to APPLIED MATERIALS of a CHANGE OF CONTROL transaction within seven (7) days after the occurrence thereof.

e. ASM attempts to use the APPLIED LICENSED EPITAXY PATENTS and/or the APPLIED LICENSED TEOS PATENT RIGHTS outside of the scope of ASM’s licensed rights, including without limitation any attempt to extend the license rights to a less than 50% owned subsidiary of ASM or a grant to extend subcontract or have-made rights beyond the scope of this AGREEMENT and such default is not cured for thirty (30) days after receipt by ASM of written notice from APPLIED MATERIALS complaining thereof.

f. ASM defaults in any other obligation under this AGREEMENT and such default is not cured for thirty (30) days after receipt by ASM of written notice from APPLIED MATERIALS complaining thereof.

16.	STIPULATION REGARDING INJUNCTIONS

ASMI and AMAT shall execute the STIPULATION, providing inter alia, that the order entered by the United States District Court for the Northern District of California retaining jurisdiction over the ORIGINAL SETTLEMENT AGREEMENT will be modified to (a) reflect this amendment and restatement of the ORIGINAL SETTLEMENT AGREEMENT and (b) provide that, upon notice by AMAT following an Event of Default hereunder, the permanent injunction contained in such order will be automatically reinstated.

17.	RELEASES

a. ASM for itself, its legal representatives, predecessors, successors, and assigns, and each of its past and present officers, directors, shareholders, employees, subsidiaries, divisions, partnerships, joint ventures, affiliated companies, attorneys, and agents, hereby unconditionally releases and forever discharges APPLIED MATERIALS, each of its legal representatives, predecessors, successors, and assigns, and each of its past and present officers, directors, shareholders, employees, subsidiaries, divisions, partnerships, joint ventures, affiliated companies, attorneys, and agents, and any CUSTOMERS of APPLIED MATERIALS, from any and all claims, causes of action, demands, costs, obligations, damages, and liabilities of every kind, nature, and description whatsoever arising before October 31, 1997, whether individual or derivative, state or federal, known or unknown, suspected or unsuspected, fixed or contingent, direct or indirect, whether or not concealed or hidden, under or that relate to ASM LICENSED PATENTS, including without limitation all claims in law or in equity that were asserted or could have been asserted by ASM in connection with the lawsuits between the parties in the United States District Court For The Northern District Of California.

b. Subject to ASM’s paying all amounts due under the NOTE AGREEMENT, APPLIED MATERIALS, for itself, its legal representatives, predecessors, successors, and assigns, and each of its past and present officers, directors, shareholders, employees, subsidiaries, divisions, partnerships, joint ventures, affiliated companies, attorneys, and agents, hereby unconditionally releases and forever discharges ASM, each of its legal representatives, predecessors, successors, and assigns, and each of its past and present officers, directors, shareholders, employees, subsidiaries, divisions, partnerships, joint ventures, affiliated companies, attorneys, and agents, and any CUSTOMERS of ASM, from any and all claims, causes of action, demands, costs, obligations, damages, and liabilities of every kind, nature, and description whatsoever arising before October 31, 1997, whether individual or derivative, state or federal, known or unknown, suspected or unsuspected, fixed or contingent, direct or indirect, whether or not concealed or hidden, under or that relate to APPLIED LICENSED PATENTS, including those patents asserted against ASM in APPLIED MATERIALS’ Radiant Patents, Ribbed Quartz, and Epsilon 2000 cases, and including without limitation all claims that were asserted or could have been asserted by APPLIED MATERIALS in connection with those cases.

c. As further consideration for the AGREEMENT and for the purpose of implementing full and complete mutual releases for past conduct before October 31, 1997, ASM and APPLIED MATERIALS hereby expressly acknowledge and agree that the releases described above in subsections (a) and (b) will include without limitation all matters described therein which may be unknown, unsuspected, or unanticipated; that the releases described above in subsections (a) and (b) contemplate the extinction of all claims described therein, including claims for attorneys’ fees and costs; that ASM and APPLIED MATERIALS expressly waive any right to assert hereafter that any claim described above in subsections (a) or (b) has been, through ignorance, oversight, or negligence, omitted from the scope of the release; and that ASM and

APPLIED MATERIALS expressly waive any right or benefit which may be available under Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

18.	REINSTATEMENT OF ORIGINAL SETTLEMENT AGREEMENT

a. The parties hereto agree that if, within 60 days of the date hereof, all Obligations (as such term is defined in the NOTE AGREEMENT) due and owing to AMAT are paid in full, then the ORIGINAL SETTLEMENT AGREEMENT, and the parties’ rights and duties thereunder, shall be reinstated and this AGREEMENT shall be cancelled, provided however, that AMAT’s rights in and to the Warrants issued pursuant to the Warrant Agreement (as such terms are defined in the NOTE AGREEMENT) shall remain unchanged notwithstanding any such reinstatement.

b. Notwithstanding the foregoing subsection (a), if, following the reinstatement set forth in such subsection, any amount paid to AMAT in satisfaction of the ORIGINAL NOTE or the Note (as such term is defined in the NOTE AGREEMENT) is thereafter recovered by any ASM entity, a trustee or receiver for any ASM entity, or by any other Person, pursuant to avoidance, fraudulent conveyance, or for any other reason, then the reinstatement provided for in this Section shall be deemed null and void and all amounts and rights and obligations arising under this AGREEMENT shall be enforceable as though reinstatement of the ORIGINAL SETTLEMENT AGREEMENT had not occurred.

19.	DISCLAIMERS

a. Nothing in this AGREEMENT may be construed as:

(1) A warranty, representation, or promise relating to the patents subject to the licenses and covenants granted hereunder, including, without limitation, the validity, enforceability, scope or suitability for any purpose of such patents, the merchantability of the technology of such patents, or the non-infringement of intellectual property rights or other rights owned by third parties by such patents; or

(2) An obligation to bring or prosecute actions or suits against third parties, or defend actions or suits brought against the other party, or indemnify the other party for any reason; or

(3) Conferring upon either party the right to use in advertising, publicity, or otherwise any trademark, service mark, or trade name of the other party; or

(4) Conferring upon either party, by implication or otherwise, any right or license under any patents or other industrial or intellectual property rights (including,

without limitation, trademarks, service marks, trade names, and copyrights) except for the rights and licenses expressly granted herein; or

(5) An inducement by one party to the other to use the licensed patents or to make, use, or sell SEMICONDUCTOR MANUFACTURING EQUIPMENT covered by the licensed patents, or an inducement of the other party’s customers to purchase or otherwise use SEMICONDUCTOR MANUFACTURING EQUIPMENT covered by the licensed patents.

(6) An admission by any party as to any liability, whatsoever, for any infringement of any patent.

b. None of the terms of this AGREEMENT regarding the commercial availability of the parties’ products and applications shall be deemed an admission or be used as evidence of activities set forth in 35 U.S.C. Sections 102 and 103.

20.	REPRESENTATIONS AND WARRANTIES

a. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED.

b. The parties represent and warrant to the other that it has the corporate power and authority to execute, deliver and perform this AGREEMENT, including the releases, covenants, and licenses contained herein.

c. Each party represents and warrants that this AGREEMENT constitutes the legal, valid, and binding obligations of each of them, enforceable in accordance with the terms thereof.

d. Each party represents and warrants that this AGREEMENT (i) will not conflict with, result in a breach of or violate (A) the Articles of Association of that party, (B) any contract, agreement or other instrument or obligation to which that party is a party or by which any of them is bound or (C) any statute, rule, regulation, order or other law of any governmental authority by which that party is bound; and (ii) does not or will not require the consent of any third party, including any governmental authority.

e. Each party represents and warrants that this AGREEMENT will be binding upon, and inure to the benefit of, the parties and each of their respective subsidiaries, affiliated companies, divisions, officers, directors, employees, agents, attorneys, legal representatives, successors, and assigns.

f. Each party represents and warrants that it has not transferred or assigned or purported to transfer or assign any of the claims, causes of action, demands, costs, obligations, damages, or liabilities being released under this AGREEMENT, and each party agrees to indemnify the other from and against any claim based upon, connected with, or arising out of any such assignment or transfer or purported assignment or transfer, provided however, that nothing herein shall limit AMAT’s right to assign or otherwise transfer any or all of its rights under the NOTE AGREEMENT DOCUMENTS.

g. Each party represents and warrants that, as of the Closing Date, it is not aware of any infringement of its patents by the other party, other than infringements that formed the basis of the lawsuits resolved by this AGREEMENT and infringements of patents licensed herein.

21.	JOINT PRESS RELEASE

ASMI and AMAT will issue a joint press release as set forth in Exhibit D.

22.	NO COOPERATION.

Both ASM and APPLIED MATERIALS acknowledge that the other is or may be involved in other lawsuits involving third parties in which claims of patent infringement have been made. The parties, and each of them, agree (a) they will not make witnesses available to such third parties for interviews, (b) they will not produce witnesses for deposition or trial at the request of such third parties unless required to do so by law, and (c) they will not produce documents, exhibits, deposition testimony, or trial testimony generated or produced in the litigation between ASM and APPLIED MATERIALS to such third parties unless required by law to do so.

23.	NO CHALLENGES

a. LICENSEE agrees that it will not directly, indirectly or in concert with others challenge the validity or enforceability of any patent covered by any license granted by LICENSOR herein or interfere with the prosecution of any pending patent application licensed herein.

b. ASM agrees and acknowledges that this AGREEMENT is being entered into for, among other reasons, settlement of litigation and claims and that all amounts paid by ASM to APPLIED MATERIALS under the NOTE AGREEMENT DOCUMENTS and Section 5 are nonrefundable, even if the validity, scope, or enforceability of APPLIED MATERIALS’ patents is subsequently challenged and such patents are deemed by a court of competent jurisdiction to be held invalid, of narrower scope, or unenforceable.

24.	RELATIONSHIP OF THE PARTIES

The relationship between the parties is that of LICENSOR and LICENSEE. This AGREEMENT does not in any way create a relationship of principal and agent, partnership or joint venture between the parties. Neither party hereto will under any circumstances act as or represent itself to be such.

25.	NOTICE.

Any notice, report or other document required or permitted hereunder will be sufficiently given when (a) personally delivered, (b) faxed with confirmed receipt, and a confirmation copy delivered by overnight (or, if delivered from the United States to Europe, by two-day) courier, (c) delivered by overnight (or, if delivered from the United States to Europe, by two-day) courier, or (d) mailed from a location within the United States to a location within the United States with the U.S. Postal Service prepaid first class registered or certified mail and addressed to the party for whom it is intended at its record address. Such notice will be effective upon receipt if delivered personally, faxed, or delivered by overnight or two-day courier, and will be effective five days after it is deposited in the mail if mailed. The record addresses and facsimile numbers of the parties are set forth below:

If to APPLIED MATERIALS:

Applied Materials, Inc.

3050 Bowers Avenue, M/S 2065

Santa Clara, CA 95054

Attention: Vice President, Legal Affairs and Intellectual Property

Fax No.: (408) 563-4635

If to ASM:

ASM America, Inc.

3440 East University Drive Phoenix, AZ 85034-7200

Attention: Vice President, General Counsel

Fax No.: (602) 437-3875

With a copy to:

ASM International N. V.

Jan van Eycklaan 10

3723 Bilthoven

The Netherlands

Attention: Vice President Finance

Fax No.:

-and-

Quarles & Brady

One East Camelback Road, Suite 400

Phoenix, Arizona 85012

Attention: P. Robert Moya, Esq.

Fax No.: (602) 230-5598

Either party, at any time, may change its previous record address or facsimile number by giving written notice of the substitution.

26.	ASSIGNMENT

The licenses granted herein will not be transferable or assignable by either party hereto without the consent in writing by a duly authorized officer of the other party. The licenses will not be assignable by either party, as a debtor-in-possession or by a bankruptcy trustee or receiver, to any third party in connection with any proceeding under applicable bankruptcy law. However, any person who survives a CHANGE IN CONTROL will be bound to fulfill the obligations set forth in this AGREEMENT, and such person shall have the benefit of all licenses and covenants herein, except as terminated under Section 14. Nothing in this AGREEMENT shall limit AMAT’s right to assign or otherwise transfer any or all of its rights under the NOTE AGREEMENT DOCUMENTS.

27.	INTEGRATION AND HEADINGS

The parties, and each of them, represent and warrant that, as to the subject matter hereof, this AGREEMENT and the NOTE AGREEMENT DOCUMENTS set forth the entire agreement between ASM and APPLIED MATERIALS; no promise, inducement, understanding, or agreement not expressly contained therein has been made; this AGREEMENT and the NOTE AGREEMENT DOCUMENTS merge any and all previous negotiations and agreements between the parties; and the terms of this AGREEMENT and the NOTE AGREEMENT DOCUMENTS are contractual and not merely recitals. The headings contained in this AGREEMENT are for reference purposes only and do not comprise any portion of this AGREEMENT.

28.	WAIVER AND MODIFICATION

No alteration, modification, or amendment to this AGREEMENT will be valid except in writing signed by ASMI and AMAT. The delay or failure of a party to exercise any right, power, remedy, or privilege hereunder or failure to strictly enforce any breach, violation, default, provision or condition will not impair any such right, power, remedy or privilege nor will it constitute a waiver thereof or acquiescence thereto unless explicit written notice is provided. Any waiver, permit, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this AGREEMENT must be made in writing and will be effective only to the extent specifically set forth in writing. No partial waiver of any such right, power, privilege, breach, violation, default, provision or condition on any one occasion will preclude any other or further exercise thereof or constitute a waiver thereof or acquiescence thereto on any subsequent occasion unless clear and express notice thereof in writing is provided.

29.	SEVERABILITY

If any provision of this AGREEMENT is declared invalid, illegal or unenforceable by any court of competent jurisdiction, then such provision will be reformed to the extent legally practical to accomplish the legal intent of the parties and such reformed provision will be deemed a provision of this AGREEMENT as though originally included herein. If the provision deemed invalid, illegal or unenforceable is of such a nature that it cannot be so adjusted, the provision will be deemed deleted from this AGREEMENT as though the provision had never been included herein. If any provision of this AGREEMENT is deemed invalid or unenforceable, the parties agree to negotiate, in good faith, a substitute valid provision which most nearly meets the parties’ intent in entering into this AGREEMENT. In either case, the remaining provisions of this AGREEMENT will remain in fill force and effect.

30.	DRAFTING AND RULES OF CONSTRUCTION

As used in this AGREEMENT, all terms used in the singular shall be deemed to include the plural and vice versa, as context requires. The words “hereof, “herein” and “hereunder” refer to this AGREEMENT as a whole, including any exhibits hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this AGREEMENT. When used herein, “including” shall mean including without limitation; “discretion” shall mean sole discretion. All parties and their counsel have reviewed and had the opportunity to contribute to the drafting of this AGREEMENT, and the rule of construction providing that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this AGREEMENT. This AGREEMENT will be construed as drafted by both parties.

31. COUNTERPARTS; FACSIMILES

This AGREEMENT may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof; a facsimile copy of this AGREEMENT, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this AGREEMENT to one another as soon as practicable following execution thereof.

32. CHOICE OF LAW AND FORUM

This AGREEMENT will be governed by, and construed in accordance with, the laws of the State of California without regard to what laws might otherwise govern under applicable principles of conflict or choice of law. Any action or proceeding arising out of or related to this AGREEMENT must be brought in a state or federal court of competent subject matter jurisdiction located in Santa Clara County, California. The parties consent specifically to personal jurisdiction of such courts and each party irrevocably waives its right to contest venue in any such courts.

33. SERVICE OF PROCESS

ASM designates and appoints CT Corporation System and such other persons, as may be hereafter selected by ASM, which irrevocably agree in writing to so serve as ASM’s agent to receive on its behalf service of all process in any proceedings by APPLIED MATERIALS in any court, such service being hereby acknowledged by ASM to be effective and binding service in every respect. A copy of any such process so served shall be delivered to ASM at the addresses and in the manner provided in Section 25 except that unless otherwise provided by applicable law, any failure to deliver such copy shall not affect the validity of service of process. If any agent appointed by ASM refuses to accept service, ASM agrees that service upon it at the addresses and in the manner provided in Section 25 shall constitute sufficient service. Nothing herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed by their respective officers thereto duly authorized, as of the date first above written.

ASM INTERNATIONAL N.V.		APPLIED MATERIALS, INC.

By:	/s/ Arthur H. del Prado	By:	/s/ Joseph J. Sweeney
Name:	Arthur H. del Prado	Name:	Joseph J. Sweeney
Title:	President & Chief Executive Officer	Title:	Vice President

ASM INTERNATIONAL N.V.

By:	/s/ Russell N. Fairbanks
Name:	Russell N. Fairbanks
Title:	Vice President